EXHIBIT 10.1

PREPARED FOR SETTLEMENT PURPOSES ONLY

SUBJECT TO FED. R. EVID. 408

In re Talis Biomedical Sec. Litig., No. 1:22-cv-00105-SI (N.D. Cal.)

Settlement Term Sheet

Lead Plaintiff and the Class ("Plaintiff''), on the one hand, and Defendants Tatis Biomedical Corporation ("Talis"), Brian Coe, J. Roger Moody, Jr., Felix Baker, Raymond Cheong, Melissa Gilliam, Rustem F. Ismagilov, Kimberly J. Popovits, Matthew L. Posard, and Randal Scott (the "Individual Defendants" and together with Talis,"Defendants"), 1 on the other hand, have agreed to settle the above-referenced action (the "Action") pending in the United States District Court for the Northern District of California (the "District Court") upon the terms and conditions that follow in this binding settlement term sheet (the "Term Sheet"), subject to (1) in the event that Talis commences a case under Title 11 of the United States Code (the "Bankruptcy Code"), 2 execution of a Plan Support Agreement (as defined below) that will bind the Parties to support and expeditiously seek confirmation of a chapter 11 plan that effectuates the Settlement, or (2) execution of a definitive Stipulation of Settlement (the "Stipulation"), as well as other settlement documentation, notice to the Class,and preliminary and final approval by the District Court or the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), as applicable (as described more fully below, the "Settlement"):

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Settlement Class: As specified in the Class Certification Order (ECF 153).
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Notice to District Court: Upon signing of this Term Sheet, the Parties shall notify the District Court of the Parties' agreement in principle and request an immediate stay of all deadlines in the Action. Process for Settlement Approval: Within 14 days of the execution of this term sheet: (1) Talis shall commence a voluntary chapter 11 case in the Bankruptcy Court (the "Bankruptcy Case") to implement the Settlement (the date of such commencement is the"Bankruptcy Case Filing Date") or (2) if Talis has not commenced the Bankruptcy Case within such time, Plaintiff shall file the Stipulation and motion for preliminary approval in the District Court.
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Plan Support Agreement: Prior to the Bankruptcy Case Filing Date, the Parties shall execute a mutually acceptable plan support agreement (the "Plan Support Agreement") that binds the Parties to support, and expeditiously seek confirmation of, a chapter 11 plan of liquidation for Talis that implements, and does not in any way conflict with, the relevant terms of this Settlement and the Parties' support of such plan (the "Plan"), which terms shall include, but are not limited to:
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The Parties' stipulation to certification of the Class for all purposes in the Bankruptcy Case pursuant to Federal Rule of Bankruptcy Procedure 7023 and Federal Rule of Civil Procedure 23 ("Rule 23") in Bankruptcy Court (consistent in all respects with the District Court's certification of the Class);

1. Plaintiffs and Defendants are together the "Parties" and each a "Party."

2. For the avoidance of doubt, the decision of whether to file for bankruptcy is in Talis's discretion.

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Preliminary and, to the extent necessary, final approval of the Settlement in Bankruptcy Court, which shall be a condition precedent to the occurrence of the effective date of the Plan;
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A process for seeking Bankruptcy Court approval of a plan of allocation of the Settlement Fund (defined below). For the avoidance of doubt, Defendants shall have no rights (to provide input, object, or otherwise) with respect to the plan of allocation.
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To the extent practicable, the Parties shall seek to implement the Plan as a prepackaged plan with solicitation and voting occurring prior to the Bankruptcy Case Filing Date.

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Releases: Customary mutual releases for the certified Class and Class Period.
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No Admission of Liability
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Settlement Fund: The Settlement Amount ($32.5 million), together with interest earned thereon, shall constitute the "Settlement Fund." The Settlement Amount shall be paid by Defendants and/or Defendants' insurers, on behalf of Defendants, and deposited into an Escrow Account controlled by Lead Counsel within 30 days of either, as applicable, (1) preliminary approval of the Settlement in the District Court or (2) if Talis commences a Bankruptcy Case, entry of an order of the Bankruptcy Court confirming a plan that implements the settlement described herein (or entry of a separate Bankruptcy Court order granting preliminary approval of the Settlement, if earlier), in each case provided that Talis has received all information necessary to effectuate a transfer of funds, including the bank name and ABA routing number, as well as verbal confirmation of such information for fraud protection purposes, and a signed W-9. Upon execution of this Term Sheet and until the Settlement Amount is deposited into the Escrow Account, Talis agrees to maintain no less than $27.5 million, for the purpose of funding the Settlement Amount, in a nonoperating account that is separate from the account that Talis uses for operations. Defendants and/or Defendants' insurers' failure to timely pay the Settlement Amount shall result in the accrual of interest on any unpaid amount at the then-current rate of interest on the T-bill maturing 90 days after the Payment Date. Subject to applicable law and except as provided herein, Defendants' obligation to pay, and cause their insurers to pay, the Settlement Amount, and Defendants' insurers' obligation to pay the Settlement Amount, shall not be stayed or affected in any way by the commencement by or against any Defendant of a case or proceeding under the Bankruptcy Code (including Chapters 7, 11, and 15 thereunder) or any foreign equivalent, any foreign or state insolvency or receivership law, or any foreign or state law relating to general assignment for the benefit of creditors, composition, marshaling, or other similar arrangements and procedures. For the avoidance of doubt, the Settlement Fund and Escrow Account shall be held strictly in escrow and Defendants shall have no property interest therein. As such, the Escrow Account and Settlement Fund shall not become property of the estate of Talis or any of its affiliates under 11 U.S.C. § 541.
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Statement of Financial Condition: Talis represents that, before giving effect to the payment of the Settlement Amount into escrow, as of August 23, 2024: (i) Talis's unrestricted cash balance is $47,820,466, 3 (ii) Talis estimates the amount of cash that would remain, following a bankruptcy process, for distribution to current holders of Talis equity and the Class (the "Estimated Available Cash for Distribution"), would be $35,713,385, and (iii) the remaining D&O insurance coverage is $5,000,000 (XL Specialty Insurance Company Policy # ELU 173306-21 ). In the event that Talis files a Bankruptcy Case, Talis agrees to identify the Estimated Available Cash for Distribution as of August 23, 2024 in a disclosure statement that it files with the Bankruptcy Court. This representation is a material term of the Parties' agreement in principle; however, Plaintiff acknowledges that the Estimated Available Cash for Distribution only reflects Talis's estimate as August 23, 2024. If the final cash available for distribution for current holders of Talis equity and the Class as of the earlier of the effective date of a plan or the closing of the Bankruptcy Case differs from the Estimated Available Cash for Distribution, such difference does not constitute a breach of this Term Sheet or a basis to terminate or amend the Term Sheet.

3. The total cash balance, as of August 23, 2024, is $50,124,466. The cash balance includes $ 1.5 million that is restricted to fund the D&O tail policy self-insured retention deductible and $804,000 backing a Letter of Credit, which amounts are not available to fund operations or for any other purpose.

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Other Terms: The Individual Defendants waive any indemnification claims against Talis that would dilute the Class's recovery and agree that the Class's recovery shall not be diluted from additional or unknown claims in any Bankruptcy Case. Defendants further agree to appropriate notice mechanisms consistent with Rule 23 and the Federal Rules of Bankruptcy Procedure. Any chapter 11 plan filed in the Bankruptcy Case must be reasonably acceptable to Lead Plaintiff and consistent in all material respects with this Term Sheet, the Plan Support Agreement, and the Stipulation.
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Governing Law: Shall be New York, without regard to any conflict of laws principles that would result in applying the substantive law of a jurisdiction other than New York.
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Consent to Jurisdiction: Upon the occurrence of the Bankruptcy Case Filing Date, all Parties consent to the non-exclusive jurisdiction of, and the entry of final orders and judgments by, the Bankruptcy Court in respect of the Settlement.
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CAFA Notice: Pursuant to 28 U.S.C. § 1715, Defendants shall be responsible for compliance with any Class Action Fairness Act notice requirements (including the costs of compliance) and shall take steps to comply with such notice requirements in as expeditious a manner as possible (including without limitation by serving the notice required under 28 U.S.C. § 1715 within five days of either, as applicable, (a) the Bankruptcy Filing Date or (b) the filing of the Stipulation and motion for preliminary approval in the District Court) so as to not cause delay in the scheduling of a final settlement approval hearing.
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Lead Counsel's Attorneys' Fees and Expenses: Lead Counsel's attorneys' fees and expenses, as awarded by either, as applicable, the District Court or Bankruptcy Court, shall be paid from the Settlement Fund immediately upon final approval of the Settlement, notwithstanding any appeals.
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Opt Out: The Parties shall enter into a separate confidential agreement providing that Talis may terminate the settlement if requests for exclusion are received from Class members who, in the aggregate, purchased during the Class Period more than 5% of the Talis common stock issued pursuant to the Offering Documents. The Supplemental Agreement will not be filed with either court unless required by such court, and if required, it shall be filed under seal unless the applicable court does not permit filing under seal.
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Binding Term Sheet: The Parties have executed this document with the understanding that a final settlement agreement will be agreed upon by the Parties, or if agreement is not reached, disagreements will be resolved by Michelle Yoshida, who has full authority to make binding determinations. If for any reason Ms. Yoshida is unavailable or has a conflict, a substitute neutral will be agreed upon by the Parties, or in the absence of agreement, appointed by Ms. Yoshida. This term sheet is intended to be binding on all Parties, and either Party may seek to enforce it.

DATED: 8-29-2024

This Term Sheet is hereby agreed to by:

BLEICHMAR FONTI & AULD LLP

/s/ Joseph A. Fonti

Joseph A. Fonti

Counsel for Plaintiff and Lead Counsel for the Class

COOLEY LLP

/s/ Patrick E. Gibbs

Patrick E. Gibbs

Counsel for Defendants